Exhibit 8.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMLLE: (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

March 26, 2014

500.com Limited

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Ladies and Gentlemen:

We have acted as United States federal tax counsel to 500.com Limited, a Cayman Islands company (the “Company”), in connection with the registration statement on Form F-1, including the prospectus contained therein (together, the “Registration Statement”), filed on the date hereof by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of US$ aggregate principal amount of the Company’s convertible senior notes due (“Notes”), which Notes are convertible into the Company’s American depositary shares (“ADSs”) evidenced by American depositary receipts, which represent Class A ordinary shares, par value US$0.00005 per share.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

BEIJING HONG KONG HOUSTON LONDON Los ANGELES PALO ALTO SAO PAULO SEOUL TOKYO WASHINGTON, D.C.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the caption “Taxation – Material United States Federal Income Tax Considerations,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the material United States federal income tax consequences to United States Holders (as such term is defined in the Registration Statement under such caption) of the ownership of the Company’s Notes, ADSs and Class A ordinary shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation” and “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP